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                                 PRESS RELEASE

FOR IMMEDIATE RELEASE                                  CONTACT:

VALHI, INC.                                            Bobby D. O'Brien
THREE LINCOLN CENTRE                                   Vice President
5430 LBJ FREEWAY, SUITE 1700                           (972) 233-1700
DALLAS, TEXAS  75240-2697
((72) 233-1700


                       VALHI REPORTS FIRST QUARTER RESULTS


         DALLAS, TEXAS . . April 28, 2000. Valhi, Inc. (NYSE: VHI) reported net income of $10.5 million, or $.09 per diluted share, in the first quarter of 2000 compared to net income of $2.4 million, or $.02 per diluted share, in the first quarter of 1999. Total operating income in the first quarter of 2000 increased 38% to $49.1 million compared to the first quarter of 1999 due principally to higher chemicals earnings at NL Industries.

         Chemicals sales and operating income in the first quarter of 2000 increased compared to the first quarter of 1999 due primarily to record first-quarter sales volumes for titanium dioxide pigments ("TiO2") and strong TiO2 production volumes. NL's first quarter 2000 sales volumes increased 24% from the first quarter of 1999 and was even with the fourth quarter of last year, reflecting sustained strong demand in all major regions. NL's production volumes in the first quarter of 2000 were 16% higher than the comparable period in 1999, with utilization rates near full capacity versus 86% capacity utilization in the first quarter of 1999. NL's average TiO2 selling prices in the first quarter of 2000 were even with the first quarter of 1999, and were 3% higher than the fourth quarter of 1999. During the first quarter of 2000, NL was able to increase its TiO2 selling prices, and NL also announced new price increases in Europe that are effective in the second quarter of this year. As NL goes into its seasonally strong second quarter, NL believes TiO2 industry fundamentals are good and that demand for TiO2 will remain strong in the near term, resulting in continued upward pressure on selling prices.

         Component products sales and operating income increased in the first quarter of 2000 compared to the same period in 1999 due primarily to increased demand for CompX's office furniture products, market share gains for its slide products and the effect of acquisitions. Excluding the effect of acquisitions, component products sales increased 7% in the first quarter of 2000 compared to the first quarter of 1999, with sales of slides increasing 13%, ergonomic products sales increasing 7% and sales of security products essentially flat. During the first quarter of 2000, weakness in the Euro negatively impacted component products sales and operating income comparisons. Excluding the effect of currency and acquisitions, component products sales increased 9% over the first quarter of 1999.

         As previously-reported, the Company commenced consolidating the results of operations of its waste management subsidiary, Waste Control Specialists, in the third quarter of 1999. The waste management operations reported a lower operating loss in the first quarter of 2000 compared to the first quarter of 1999 due in part to the favorable effect of certain cost control measures implemented in the second half of 1999. Also as previously-reported, the Company commenced consolidating the results of operations of Tremont Corporation effective January 1, 2000. Tremont is primarily a holding company which directly owns 20% of NL and 39% of Titanium Metals Corporation ("TIMET"). TIMET's operating results in the first quarter of 2000 continued to be impacted by lower sales volumes and selling prices for its titanium mill products. TIMET's results in the first quarter of 2000 also include $9.2 million of special items consisting of restructuring, equipment-related impairment and environmental remediation charges aggregating $10.4 million, offset by a $1.2 million gain from the sale of its castings joint venture. The restructuring charge relates to personnel reductions of about 250 employees, approximately two-thirds of which were accomplished as of March 31, 2000, with substantially all of the remainder expected to be accomplished by the end of June 2000.

         Interest expense declined due primarily to a lower level of outstanding indebtedness and lower European borrowing rates for NL.


         The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's belief and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, future supply and demand for the Company's products, the extent of the dependence of certain of the Company's businesses on certain market sectors, the cyclicality of certain of the Company's businesses, the impact of certain long-term contracts with customers and vendors on certain of the Company's businesses and such customers and vendors performance thereunder, customer inventory levels, the possibility of labor disruptions, general global economic conditions, competitive products and substitute products, customer and competitor strategies, the impact of pricing and production decisions, competitive technology positions, potential difficulties in integrating completed acquisitions, environmental matters, governmental regulations and possible changes therein, the ultimate resolution of pending litigation and possible future litigation. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

        Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and security products), titanium metals products and waste management industries.

                                    * * * * *

                          VALHI, INC. AND SUBSIDIARIES

                              SUMMARY OF OPERATIONS

                                   (Unaudited)

                     Quarters ended March 31, 1999 and 2000
                    (In millions, except earnings per share)



                                                             1999         2000
                                                             ----         ----

Net sales
  Chemicals ..........................................     $ 201.6      $ 231.0
  Component products .................................        55.2         66.1
  Waste management (after consolidation) .............        --            4.6
                                                           -------      -------

                                                           $ 256.8      $ 301.7

Operating income
  Chemicals ..........................................     $  26.0      $  39.8
  Component products .................................         9.5         10.9
  Waste management (after consolidation) .............        --           (1.6)
                                                           -------      -------

    Total operating income ...........................        35.5         49.1

Equity in
  TIMET ..............................................        --           (4.3)
  Other ..............................................        --             .3
  Waste Control Specialists* .........................        (5.2)        --
  Tremont Corporation* ...............................         (.7)        --
General corporate items, net .........................         4.2          3.9
Interest expense .....................................       (18.4)       (17.3)
                                                           -------      -------

    Income before income taxes .......................        15.4         31.7

Provision for income taxes ...........................         5.1         14.8
Minority interest in after-tax earnings ..............         7.9          6.4
                                                           -------      -------

    Net income .......................................     $   2.4      $  10.5
                                                           =======      =======

Basic and diluted earnings per share .................     $   .02      $   .09
                                                           =======      =======

Shares used in calculation of per share amounts
  Basic earnings .....................................       115.0        115.1
                                                           =======      =======

  Diluted earnings ...................................       116.2        116.2
                                                           =======      =======



*Prior to consolidation.